UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2018

Commission File Number 000-55918

MUSCLE MAKER, INC.

(Exact name of small business issuer as specified in its charter)

California	47-2555533
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

308 East Renfro Street, Suite 101, Burleson, Texas 76028

(Address of principal executive offices)

732-669-1200

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01	Entry Into a Material Definitive Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 1, 2018, Muscle Maker, Inc. (the “Company”) appointed Michael J. Roper as Chief Executive Officer of the Company and entered into an Employment Agreement with Mr. Roper. In addition, Mr. Mohan resigned as Interim President of the Company. Pursuant to the agreement, Mr. Roper will be employed as Chief Executive Officer of the Company for a period of one year unless earlier terminated pursuant to the terms of the agreement. During the term of the agreement, Mr. Roper will be entitled to a base salary at the annualized rate of $250,000 and will be eligible for a discretionary performance bonus to be paid in cash or equity. The Company agreed to issue Mr. Roper 100,000 shares of common stock, which details shall be agreed to within 30 days of the effective date of the Employment Agreement. Mr. Roper is also eligible to participate in employee benefits plans as the Company may institute from time to time that are available for full-time employees.

Pursuant to the agreement, Mr. Roper may be terminated for “cause” as defined and Mr. Roper may resign for “good reason” as defined. In the event Mr. Roper is terminated without cause or resigns for good reason, the Company will be required to pay Mr. Roper all accrued salary and bonuses, reimbursement for all business expenses and provide Mr. Roper with the monthly salary and benefits during the remaining term of the Employment Agreement. In the event Mr. Roper is terminated with cause, resigns without good reason, dies or is disabled, the Company will be required to pay Mr. Roper all accrued salary and bonuses and reimbursement for all business expenses through such date. Under the agreement Mr. Roper is subject to confidentiality, non-compete and non-solicitation restrictions.

The preceding description of the Employment Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the Employment Agreement, a copy of which is being filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

There is no understanding or arrangement between Mr. Roper and any other person pursuant to which he was appointed as an executive officer. Mr. Roper does not have any family relationship with any director, executive officer or person nominated or chosen by us to become an executive officer. Mr. Roper has not had direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant, exceeding $120,000.

Mr. Roper has unique experience ranging from owning and operating several franchise locations through the corporate executive levels. From May 2015 through October 2017, Mr. Roper served as Chief Executive Officer of Taco Bueno where he was responsible for defining strategy and providing leadership to 162 company owned and operated locations along with 23 franchised locations. From March 2014 through May 2015, Mr. Roper served as the Chief Operating Officer of Taco Bueno and from July 2013 through March 2014 as the Chief Development and Technology Officer of Taco Bueno. Prior to joining Taco Bueno, Mr. Roper was a franchise owner and operator of a IMS Barter franchise and held several roles with Quiznos Sub from 2000 to 2012 starting as a franchise owner and culminating in his appointment as the Chief Operating Officer/Executive Vice President of Operations in 2009. Mr. Roper received a Bachelor of Science in Business and General Management from Northern Illinois University.

On April 30, 2018, Tim M. Betts resigned as a director of the Company for personal reasons. Mr. Betts did not advise the Company of any disagreement with the Company on any matter relating to its operations, policies or practices.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, effective May 1, 2018, by and between Muscle Maker, Inc. and Michael J. Roper

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MUSCLE MAKER, INC.

		By:	/s/ Michael Roper
		Name:	Michael Roper
		Title:	Chief Executive Officer

Date:	May 7, 2018
Houston, Texas